Exhibit 99.1
FOR IMMEDIATE RELEASE
TRICO REACHES AGREEMENT IN PRINCIPLE TO
SIGNIFICANTLY REDUCE TRICO SUPPLY’S DEBT
THE WOODLANDS, Texas, October 29, 2010 — Trico Marine Services, Inc. (Pink Sheets: TRMAQ) (the “Company” or “Trico”) today announced that the Company, Trico Supply AS and its affiliates and subsidiaries (collectively, “Trico Supply”), have reached an agreement in principle with the steering committee (“Steering Committee”) of holders of approximately 83% of its 11 7/8% Senior Secured Notes to implement a comprehensive financial restructuring of Trico Supply.
Under the agreement in principle, which is subject to certain conditions, all of the current outstanding secured debt of Trico Supply (including the debt of its subsidiary Trico Shipping), other than the $22 million priority credit facility (“Priority Credit Facility”), would be converted into 100% of new common stock of Trico Supply. In addition, the agreement would include a new secured credit facility in the amount of up to $100 million, which would be used to pay down the Priority Credit Facility and provide Trico Supply with additional working capital and liquidity to support the business. Trico Supply intends to continue honoring all trade and related obligations in the normal course of business.
“We are pleased to have reached this agreement in principle with the Steering Committee,” said Richard A. Bachmann, Trico’s Chairman of the Board of Directors, President and Chief Executive Officer. “We believe this agreement in principle is an important step toward reducing Trico Supply’s outstanding secured debt while providing stability and operating flexibility that will benefit our employees, customers, partners and vendors. We are confident that these efforts to strengthen Trico Supply’s balance sheet will best position us for the long-term. Lastly, we would like to thank our hard working employees, loyal customers and vendors and our creditors for their support during this process.”
The parties are in the process of finalizing the negotiation and documentation of the agreement in principle, including finalizing the process for implementing the conversion of Trico Supply’s secured debt into its equity. During the month of November, the parties expect to complete this process, approve the final terms and request necessary court approvals.
Additionally, Trico Supply and the Steering Committee expect to execute a forbearance agreement under which the Steering Committee will agree to forbear from the exercise of remedies through November 15, 2010 in connection with, among other things, the scheduled payment of interest due November 1, 2010 on the Senior Secured Notes.
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Forward Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the ability of Trico Supply to implement a debt-for-equity conversion; (ii) the Company’s and its subsidiaries’ ability to continue as a going concern; (iii) the Company’s and its subsidiaries’ ability to obtain court approval with respect to motions in the Company’s Chapter 11 cases; (iv) the ability of the Company to confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (v) the ability of the Company and its subsidiaries to obtain and maintain normal terms with vendors and service providers; (vi) the Company’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (viii) the ability of the Company to attract, motivate and/or retain key executives and employees; (ix) the ability of the Company to attract and retain customers; and (x) other risks and factors regarding the Company and its industry identified from time to time in the Company’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
CONTACTS
Meaghan Repko / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449